Exhibit 99.1

NEWS

INVESTOR CONTACT:

(818) 225-3550

David Bigelow or Lisa Riordan

MEDIA CONTACT:	(800) 796-8448

COUNTRYWIDE REPORTS APRIL 2006 OPERATIONAL RESULTS

CALABASAS, CA (May 10, 2006) – Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended April 30, 2006. Operational highlights included the following:

•      Mortgage loan fundings for the month of April totaled $36 billion, rising 5 percent from April 2005. This brought year-to-date fundings to $139 billion, up 11 percent from last year.

•      Monthly purchase volume was $16 billion, a decline of 3 percent from April 2005. Year-to-date purchase activity totaled $63 billion, an 8 percent increase from last year.

•      Adjustable-rate loan fundings for the month of April were $17 billion, a decrease of 12 percent from April 2005. Year-to-date adjustable-rate volume totaled $69 billion, up 1 percent from last year.

•      Home equity loan fundings for April rose by 11 percent from April 2005 to $3.9 billion, which brought year-to-date home equity loan fundings to $15 billion, advancing 22 percent from last year.

•      Nonprime loan fundings in April were $3.3 billion, which compares to $2.9 billion for the same period last year. Year-to-date nonprime volume totaled $12 billion, which compares to $13 billion produced for the year-ago period.

•      Consolidated pay-option loan fundings for the month were $6.7 billion, compared to $7.5 billion in April 2005. Year-to-date pay-option fundings were $26 billion, compared to $23 billion for the same period ended April 30, 2005.

•      It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to total 100 percent of total fundings.

•      Average daily mortgage loan application activity in April was $2.6 billion, essentially unchanged from the April 2005 level. The mortgage loan pipeline fell by 3 percent from April 30, 2005 to $64 billion at April 30, 2006, but was relatively flat as compared to the previous month.

•      The mortgage loan servicing portfolio totaled $1.2 trillion at April 30, 2006, an increase of $250 billion, or 27 percent, from April 30, 2005.

•      Total assets of Banking Operations were $79 billion at April 30, 2006, an increase of $23 billion, or 42 percent, from April 30, 2005.

•      Securities trading volume in the Capital Markets segment for the month of April 2006 was $282 billion, an increase of 11 percent from April 2005, bringing year-to-date securities trading volume to $1.3 trillion, which was up 16 percent from the comparable period of 2005.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

  Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.

Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

•      Net earned premiums from the Insurance segment were $92 million for the month of April 2006, which compares to $68 million for the prior year period. Year-to-date net earned premiums were $372 million, an increase of 39 percent from the comparable period in 2005.

“Countrywide’s Mortgage Banking segment produced strong operational results in the month of April 2006, despite a 21 basis point rise in the 10-year U.S. Treasury yield during the month and 3 fewer working days,” said Stanford L. Kurland, President and Chief Operating Officer. “Mortgage loan fundings of $36 billion for April 2006 were down 10 percent compared to March 2006, but were actually up 4 percent on an average daily funding basis. The mortgage loan pipeline of $64 billion bodes well for continued strength in near-term funding volume. On the servicing side, the portfolio continued to grow, reaching $1.2 trillion at the end of April. For the first quarter of 2006, Inside Mortgage Finance reported that Countrywide maintained its position as the number one originator and servicer of residential mortgages in the U.S.

“Countrywide’s other business segments also delivered solid results for April and included Banking Operations assets of $79 billion at April 30, 2006; monthly securities trading volume from the Capital Markets segment of $282 billion; and net earned premiums from the Insurance segment of $92 million for the month.”

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500. Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in millions)

	Month Ended		Year-to-Date
	April 30,	April 30,	April 30,
	2006	2005	2006
LOAN PRODUCTION
Number of Working Days in the Period	20	21	82
Average Daily Mortgage Loan Applications	$2,562	$2,565	$2,546
Mortgage Loan Pipeline (loans-in-process)	$63,739	$65,791
Commercial Real Estate Loan Pipeline (loans-in-process)	$295	$361

Loan Fundings:
Consumer Markets Division	$11,440	$10,944	$42,229
Wholesale Lending Division	6,894	5,738	25,770
Correspondent Lending Division	10,765	12,275	47,952
Capital Markets	1,943	629	5,950
Countrywide Bank (2)	4,996	4,819	17,555
Total Mortgage Loan Fundings	36,038	34,405	139,456
Commercial Real Estate Fundings	252	112	1,218
Total Loan Fundings	$36,290	$34,517	$140,674

Loan Fundings in Units:
Consumer Markets Division	66,068	66,748	249,805
Wholesale Lending Division	32,225	29,500	122,178
Correspondent Lending Division	51,195	62,239	227,983
Capital Markets	7,749	2,665	23,134
Countrywide Bank (2)	37,913	38,171	137,250
Total Mortgage Loan Fundings in Units	195,150	199,323	760,350
Commercial Real Estate	32	9	120
Total Loan Fundings in Units	195,182	199,332	760,470

Mortgage Loan Fundings: (3)
Purchase	$16,462	$16,913	$62,811
Non-purchase	19,576	17,492	76,645
Total Mortgage Loan Fundings	$36,038	$34,405	$139,456

Mortgage Loan Fundings by Product:
Government Fundings	$1,045	$792	$3,923
ARM Fundings	$17,312	$19,583	$68,927
Home Equity Fundings	$3,918	$3,519	$14,981
Nonprime Fundings	$3,292	$2,922	$12,497

MORTGAGE LOAN SERVICING (4)
Volume	$1,164,010	$914,465
Units	7,637,270	6,622,839
Subservicing Volume (5)	$22,541	$25,737
Subservicing Units	216,296	232,972
Prepayments in Full	$16,540	$16,608	$63,543
Bulk Servicing Acquisitions	$16	$4,665	$117
Portfolio Delinquency (%) - CHL (6)	4.06%	3.31%
Foreclosures Pending (%) - CHL (6)	0.46%	0.39%

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	Month Ended		Year-to-Date
	April 30,	April 30,	April 30,
	2006	2005	2006
LOAN CLOSING SERVICES (units)
Credit Reports	820,238	807,247	3,383,123
Flood Determinations	276,384	287,393	1,130,712
Appraisals	99,621	91,952	379,194
Automated Property Valuation Services	1,048,619	574,803	3,104,163
Other	12,634	13,938	62,412
Total Units	2,257,496	1,775,333	8,059,604

CAPITAL MARKETS
Securities Trading Volume (7)	$281,690	$254,172	$1,260,045

BANKING
Banking Operations Assets (in billions)	$79.3	$56.0

INSURANCE
Net Premiums Earned:
Carrier	$73.1	$53.6	$301.1
Reinsurance	18.7	14.4	70.5
Total Net Premiums Earned	$91.8	$68.0	$371.6

Period-end Rates
10-Year U.S. Treasury Yield	5.07%	4.21%
FNMA 30-Year Fixed Rate MBS Coupon	6.10%	5.28%

(1)   The above data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)   These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions. The amounts include loans funded for both investment purposes and for sale. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(3)   Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4)   Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(5)   Subservicing volume for non-Countrywide entities.

(6)   Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7)   Includes trades with Mortgage Banking Segment.

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